                                                                EXHIBIT 99(a)(4)

                               MERIDIAN FUND, INC.

                             ARTICLES SUPPLEMENTARY
                             ESTABLISHING A NEW FUND

            Meridian Fund, Inc., a Maryland corporation having its principal office in Maryland at c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

            SECOND: Pursuant to authority expressly vested in the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation (the "Charter"), and in accordance with Sections 2 105(a), 2-105(c), and Section2-208.1 of the Corporation and Associations Article of the Annotated Code of Maryland, and pursuant to resolutions duly adopted on December 8, 2004, the Board of Directors of the Corporation:




            (a) increased the number of authorized common stock of the Corporation to one billion and five hundred million (1,500,000,000), all of which have a par value of one cent ($0.01) per share, having an aggregate par value of fifteen million dollars ($15,000,000); and

            (b) established and designated a new series of common stock as "Meridian Equity Income Fund;" and

            (c) designated and classified the additional five hundred million (500,000,000) shares of the Corporation's newly authorized, unclassified and unissued shares as shares of the series of common stock concurrently established and designated as "Meridian Equity Income Fund."

            THIRD: Immediately before the five hundred million (500,000,000) increase in the aggregate number of authorized shares as set forth in Article SECOND hereto, the Corporation was authorized to issue one billion (1,000,000,000) shares of common stock, all of which had a par value of one cent ($0.01) per share, having an aggregate par value of ten million dollars ($10,000,000.00).

            Of those one billion (1,000,000,000) shares, five hundred million (500,000,000) shares were classified as shares of the series of common stock previously established and designated as "Meridian Value Fund," and five hundred million (500,000,000) shares were classified as shares of the series of common stock previously established and designated as "Meridian Growth Fund."

            FOURTH: Following the authorization of an additional five hundred million (500,000,000) shares referred to in Article SECOND, the total outstanding shares of the Corporation's common stock is one billion and five hundred million (1,500,000,000), all of which have a par value of one cent ($0.01) per share, having an aggregate par value of fifteen million dollars ($15,000,000.00), are classified as follows:

            (a) five hundred million (500,000,000) shares are classified as shares of the series of common stock previously established and designated as Meridian Value Fund; and

            (b) five hundred million (500,000,000) shares are classified as shares of the series of common stock previously established and designated as Meridian Growth Fund; and

            (c) five hundred million (500,000,000) shares of the Corporation's newly authorized, unclassified and unissued shares are classified as shares of the new Meridian Equity Income Fund.

            FIFTH: The shares authorized and classified in Article SECOND hereto shall have the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each previously authorized and classified Series of the Corporation.

            SIXTH: The Board of Directors has duly authorized the filing of these Articles Supplementary.

            IN WITNESS WHEREOF, MERIDIAN FUND, INC. has caused these Articles Supplementary to be executed by its President and attested by its Secretary on this December 8, 2004. The President of the Corporation who signed these Articles Supplementary hereby acknowledges in the name and on behalf of said corporation to be the corporate act of the Corporation, and states under the penalties of perjury that to the best of his knowledge, information and belief, the matters and facts relating to approval hereof are true in all material respects.

MERIDIAN FUND, INC.

By: /s/ Richard F. Aster, Jr.
    -------------------------------
Richard F. Aster, Jr.,
President

ATTEST:

By: /s/ Gregg B. Keeling
    -------------------------------
Gregg B. Keeling
Secretary

                                        2